Exhibit 10.23

EXECUTION VERSION

EXECUTIVE CHAIRMAN AGREEMENT

This EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is entered into as of July 28, 2016, by and between Gores Holdings, Inc., a Delaware corporation (“Gores Holdings”), and C. Dean Metropoulos (the “Chairman”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the MTA (as defined below). This Agreement amends and restates in its entirety that certain Executive Chairman Employment Agreement entered into by and between the parties on July 5, 2016 (the “Prior Chairman Agreement”), in order to, in part, more appropriately reflect the Chairman’s anticipated role and the allocation of the Chairman’s duties as between Gores Holdings and its Subsidiaries.

WHEREAS, the Chairman currently serves as the Executive Chairman of Hostess Brands, LLC (“Hostess Brands”) and certain of its Affiliates, pursuant to the terms of that certain letter agreement, dated April 9, 2013, by and among the Chairman, Hostess Brands and the other parties thereto (as amended, the “Original Agreement”);

WHEREAS, upon the Closing contemplated by that certain Master Transaction Agreement, dated as of July 5, 2016, entered into by and among Gores Holdings, Homer Merger Sub, Inc., AP Hostess Holdings, L.P., Hostess CDM Co-Invest, LLC, a Delaware limited liability company (“Hostess CDM Co-Invest”), CDM Hostess Class C, LLC, a Delaware limited liability company (“CDM Hostess”), and Sellers’ Representative (as may be amended from time to time, the “MTA”), Gores Holdings will acquire the Hostess Entities;

WHEREAS, simultaneously with the execution of this Agreement, Hostess Brands and the Chairman are entering into an Executive Chairman Employment Agreement, which will govern the terms of the Chairman’s continued employment with Hostess Brands following the Closing (the “Hostess Brands Employment Agreement”); and

WHEREAS, Gores Holdings and the Chairman desire that this Agreement and the Hostess Brands Employment Agreement supersede and replace the Original Agreement and the Prior Chairman Agreement (and any side letters or similar agreements in effect between any Hostess Entity and the Chairman immediately prior to the Closing) and otherwise set forth the operative terms and conditions of the Chairman’s service as Executive Chairman of Gores Holdings and Hostess Brands, respectively, subject to and effective as of the Closing (the “Effective Date”).

NOW, THEREFORE, in consideration of such service and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gores Holdings and the Chairman agree as follows:

1. Position; Term.

1.1 Gores Holdings hereby agrees to engage the officer and director services of the Chairman, and the Chairman hereby agrees to serve Gores Holdings as a member and Executive

Chairman of the board of directors of Gores Holdings (the “Board”) and the board of directors (or equivalent body) of any Subsidiaries of Gores Holdings (each, a “Subsidiary Board”) and to provide the services described in Section 2 hereof, in each case, upon the terms and conditions contained in this Agreement. Subject to Section 5 hereof, the Chairman’s service with Gores Holdings shall continue until December 31, 2018, and may be extended by mutual agreement of the parties until December 31, 2019 (the period of actual service, the “Term”).

1.2 From and after the Effective Date, for so long as the Chairman, Hostess CDM Co-Invest (and any series thereof), CDM Hostess (and any series thereof) and their respective Permitted Transferees (as defined in the Fourth Amended and Restated Limited Partnership Agreement of Hostess Holdings, as amended) (collectively, the “CDM Holders”) in the aggregate hold a number of shares of Holding’s capital stock equal to or in excess of seven and one half percent (7.5%) of Holding’s fully-diluted capital stock, the Chairman shall have the right, but not the obligation, to designate one (1) member for election to the Board and any Subsidiary Board (the “CDM Designee”); provided, however, that as long as the Chairman is serving as a member and Executive Chairman of the Board pursuant to Section 1.1, the Chairman shall be the CDM Designee. Until such time as the CDM Holders in the aggregate hold a number of shares of Gores Holdings’ capital stock less than seven and one half percent (7.5%) of Gores Holdings’ fully-diluted capital stock, after which the right of the Chairman to designate a member of the Board pursuant to this Section 1.2 shall terminate and be of no further force or effect, (a) Gores Holdings shall take all commercially reasonable actions so as to cause to be elected to the Board (and not removed unless directed by the Chairman) the CDM Designee and (b) Gores Holdings shall, and shall cause its Subsidiaries to, elect (and not remove unless directed by the Chairman) the CDM Designee at each Subsidiary Board.

2. Duties.

2.1 General. During the Term, the Chairman shall have such duties, authorities and responsibilities as are consistent with his position and shall commit such time as is reasonably necessary to fulfill such duties and responsibilities. The Chairman shall be reasonably available to the Chief Executive Officer and other members of management of Gores Holdings as needed. The Chairman shall also attend meetings of the Board and any other Subsidiary Boards to which he is appointed (whether in person or by means of conference telephone or other communications equipment). Gores Holdings acknowledges that during the Term, the Chairman will continue to be engaged in other businesses and activities unrelated to the business of Gores Holdings that do not constitute a Competitive Business (as defined below); provided, that any passive investment of up to ten percent (10%) of the debt and/or equity securities (including any derivative instrument convertible into debt or equity) in any corporation or other entity shall be deemed not to be engaging in a Competitive Business. For purposes hereof, “Competitive Business” shall mean the business of manufacturing, marketing, selling and distributing bakery sweet goods, including cake and other snack and dessert products (including fruit pies).

2.2 Corporate Opportunity. Notwithstanding the foregoing, the Chairman shall not be deemed to be engaging in a Competitive Business as a result of advising his immediate family members or his or their respective affiliates (collectively, the “CDM Parties”) in connection with their investment in, ownership of, or sale of (a) any company or business in which any of the

CDM Parties is considering an investment, and with respect to which any of the CDM Parties has executed a nondisclosure agreement, in each case on or prior to July 5, 2016, or (b) any company or business that is presented in writing by the Chairman (together with reasonable detail with respect thereto) to the Board as a potential opportunity for Gores Holdings (a “Potential Opportunity”) and that the Board determines not to pursue (it being understood and agreed that Gores Holdings shall be deemed to have declined any Potential Opportunity if the Board fails to respond in writing within ten (10) Business Days following notice thereof by the Chairman). It is further acknowledged and agreed that this Section 2 is independent of, and not in limitation of, Article IX (Corporate Opportunity) of the Second Amended and Restated Certificate of Incorporation of Gores Holdings.

3. Compensation. The Chairman shall not receive any remuneration from Gores Holdings in connection with his services to Gores Holdings as Executive Chairman pursuant to this Agreement.

4. Reimbursement of Expenses. Gores Holdings shall promptly reimburse the Chairman for all reasonable and necessary expenses actually incurred by him directly in connection with the business and affairs of Gores Holdings and the performance of his duties hereunder, in each case subject to appropriate substantiation and itemization of such expenses and fees in accordance with the guidelines and limitations established by Gores Holdings from time to time. For the avoidance of doubt, the Chairman shall be entitled to travel for business reasons on his personal aircraft (or leased or chartered aircraft of a comparable size and type) consistent with past practice, and Gores Holdings shall promptly reimburse the Chairman for the cost of such travel in an amount not to exceed $25,000 per month during the Term (less the amount of any reimbursements in the applicable month for personal aircraft travel paid to the Chairman by Hostess Brands in connection with his services pursuant to the Hostess Brands Employment Agreement).

5. Termination.

5.1 General. The Chairman’s service hereunder may be terminated earlier than as provided in Section 1 either (a) at the option of Gores Holdings at any time with or without cause, by written notice to the Chairman, or (b) at the option of the Chairman for any or no reason, on thirty (30) days’ prior written notice to Gores Holdings (which Gores Holdings may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice). For the avoidance of doubt, (i) if the Effective Date does not occur, this Agreement shall automatically terminate and be of no further force or effect without any further action by Gores Holdings or the Chairman and (ii) Section 1.2 shall survive any termination of the Chairman’s service hereunder in accordance with its terms.

5.2 Resignation as a Chairman. Upon any termination of the Chairman’s service, if the Chairman is not then otherwise entitled to designate a director to serve on the Board pursuant to a written agreement between the Chairman and Gores Holdings, the Chairman shall be deemed to have resigned as a member of the Board and any other Subsidiary Board, to the extent applicable.

6. Indemnification. On the Effective Date, Gores Holdings and the Chairman shall enter into a customary director and officer indemnification agreement in a form mutually agreed upon by Gores Holdings and the Chairman.

7. Miscellaneous.

7.1 Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by certified mail, postage and fees prepaid, or nationally recognized overnight express mail service, as follows:

If to Gores Holdings:

Gores Holdings, Inc.

9800 Wilshire Blvd.

Beverly Hills, CA 90212

Attention: Mark Stone

If to the Chairman:

The last address shown on records of Gores Holdings, with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Edward T. Ackerman, Esq.

E-mail: eackerman@paulweiss.com

Facsimile: (212) 757-3990

7.2 Entire Agreement; Termination. This Agreement constitutes the entire agreement and understanding between the parties hereto with regard to the subject matter hereof. This Agreement supersedes all prior understandings and agreements with respect to the subject matter hereof, whether written or oral, including, without limitation, the Original Agreement and the Prior Chairman Agreement, which shall have no force or effect as of the Effective Date. In the event that the Effective Date does not occur, this Agreement will automatically terminate and be void ab initio.

7.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never constituted a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.4 Amendments; Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of Gores Holdings and the Chairman. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

7.5 Tax Withholding. The Chairman shall be solely responsible for all tax payments related to his services as a director with Gores Holdings, and Gores Holdings shall not deduct or withhold from any such amounts payable under this Agreement any federal state, local or other taxes.

7.6 Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses, such reimbursements shall be made as soon as practicable following the Chairman’s submission for reimbursement but in no event later than the last day of the Chairman’s taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Chairman receives in one taxable year shall not affect the amount of such benefits or reimbursements that he receives in any other taxable year.

7.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.8 Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart of such document signed by the other parties. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GORES HOLDINGS, INC.

By:	/s/ Mark Stone

Name:	Mark Stone
Title:	Chief Executive Officer

[Signature page to Executive Chairman Employment Agreement]

CHAIRMAN

/s/ C. Dean Metropoulos
C. Dean Metropoulos